     As filed with the Securities and Exchange Commission on May 21, 1998
                                                    Registration No. 333-
==============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                -------------

                                   Form S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                -------------

                                SUNSOURCE INC.
            (Exact name of registrant as specified in its charter)


               Delaware                               23-2874736
    (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)                Identification No.)

                             3000 One Logan Square
                       Philadelphia, Pennsylvania 19103
                                (215) 282-1290
              (Address, including zip code, and telephone number,
                     including area code, of registrant's
                         principal executive offices)

                     ------------------------------------

                               JOSEPH M. CORVINO
               Vice President-Finance, Chief Financial Officer,
                            Treasurer and Secretary
                                SunSource Inc.
                             3000 One Logan Square
                       Philadelphia, Pennsylvania 19103
                                (215) 282-1290
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                              ------------------

                                  Copies to:

                             DONALD A. SCOTT, ESQ.
                          Morgan, Lewis & Bockius LLP
                             2000 One Logan Square
                            Philadelphia, PA 19103
                                (215) 963-5000

                              ------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=========================================================================================================================
  Title of Each Class of                                   Proposed                Proposed
     Securities to be            Amount to be          Maximum Offering       Maximum Aggregate           Amount of
        Registered                Registered          Price Per Share(1)      Offering Price(1)        Registration Fee
Common Stock, par value
$.01 per share............          524,116                $28.5625              $14,970,063               $4,417
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sales price reported for such security by the New York Stock Exchange Composite Tape on May 14, 1998.

                                -------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                   Subject to Completion, dated May 21, 1998

PROSPECTUS


                                524,116 Shares



                                SUNSOURCE INC.

                                 Common Stock

                                -------------

      This Prospectus, as appropriately amended or supplemented, relates to the offer and sale (the "Offering") from time to time by each of the stockholders listed under the caption "Selling Stockholders" (the "Selling Stockholders") of up to 524,116 shares of Common Stock, par value $.01 per share (the "Common Stock" or the "Shares"), of SunSource Inc. ("SunSource" or the "Company"). This Offering is made pursuant to the fulfillment by the Company of its contractual obligation to the Selling Stockholders to register the Shares held by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company has agreed to bear all of the expenses of the registration of the Shares, but all commissions, discounts or other fees relating to the sale of the Shares incurred by the Selling Stockholders will be borne by the Selling Stockholders. See "Plan of Distribution."


      The Shares are traded on the New York Stock Exchange under the symbol "SDP." On May 19, 1998, the last reported sale price of the Shares on the New York Stock Exchange Composite Tape was $29 1/16 per share.



      For a discussion of certain factors that should be considered in evaluating an investment in the Shares offered hereby, see "Risk Factors" beginning on page 4.
                            ----------------------




  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                 The date of this Prospectus is June __, 1998.

                             AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all exhibits and schedules thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1993, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents of the Company filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                  (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

                  (c) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 18, 1997.

      In addition, all reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of effectiveness of the Registration Statement of which this Prospectus is a part and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in the documents that this Prospectus incorporates). Such requests should be addressed to Joseph M. Corvino,

Vice-President-Finance, Chief Financial Officer, Treasurer and Secretary, 3000 One Logan Square, Philadelphia, Pennsylvania 19103, telephone: (215) 282-1290.


                                  THE COMPANY


      SunSource Inc., a Delaware corporation (the "Company" or "SunSource"), is one of the largest providers of industrial products and related value-added services in North America. The Company converted from partnership to corporate form on September 30, 1997 (the "Conversion"). The Company operates its businesses through an indirect subsidiary limited partnership, SDI Operating Partners, L.P. (the "Operating Partnership").

      The Company has targeted three businesses within the distribution industry which are characterized by a potential for value-added services, economies of scale and opportunities for further consolidation, as follows:

      Industrial Services. SunSource Industrial Services Company, with sales of $502 million in 1997, provides a broad range of products and services throughout North America through the sales and marketing activities of SunSource Technology Services ("STS") and Sun Inventory Management Company ("SIMCO"). The Company believes that STS is a leading provider of systems and parts and engineering services for hydraulic, pneumatic, electronic and related systems to major industrial concerns, as well as small and medium-size businesses. STS provides services, including engineering and design of both products and processes and the assembly and repair of complex systems, which enable its customers to outsource engineering and other functions which they previously performed in-house. SIMCO provides inventory management services, enabling its customers to reduce inventory investment and the associated expenses of purchasing, receiving, disbursing and accounting for parts and materials.

      Hardware Merchandising Services. Hardware Merchandising Services, which operates under the name Hillman ("Hillman"), with sales of $107 million in 1997, provides small hardware items and merchandising services to retail hardware outlets through a nationwide sales and service organization. Hillman offers a full range of fasteners, letters, numbers, signs, keys, rope and chain accessories and many other inexpensive specialty goods, which are "must-have" items for hardware retailers that cannot be managed economically by the retailer's own employees because of the large number of items and their low prices.

      Glass Merchandising. Glass Merchandising, which operates under the name Harding ("Harding"), with sales of $88 million in 1997, operates one of the largest networks of full service retail glass shops in the United States. Harding is comprised of approximately 85 retail locations throughout the Southwest and, to a lesser degree, along the East Coast. Harding sells and installs automotive glass and also sells, fabricates and installs flat glass. Customers include individual retail consumers, insurance companies and commercial accounts.

      The principal executive office of the Company is located at 3000 One Logan Square, Philadelphia, PA 19103 and its telephone number is
(215) 282-1290.

                                 RISK FACTORS

      An investment in the Shares offered hereby involves various risks. In addition to general investment risks, prospective investors should consider, among other things, the following factors:

Restructuring

      In December 1996, the Company announced a restructuring plan to integrate and consolidate its five domestic STS divisions. The Company expects the restructuring plan to result in the elimination of approximately 175 employees in the STS divisions and produce certain net annualized cost savings of approximately $5.0 million per year upon its completion. The STS divisions consist of hydraulic and pneumatic distributors that were acquired by the Company between 1976 and 1991. Until the restructuring, each of the STS divisions was operated on a decentralized basis. The announced restructuring plan is a three-year project to consolidate all financial and other administrative responsibilities for the STS divisions in one location, and includes a migration to one management information system. The integration and consolidation of the finance and administrative functions is expected to be completed by mid-1999. The restructuring of the sales organization and distribution network has begun; however, management's current estimate is that completion of this phase will require approximately an additional 18 months beyond the original three year project schedule due to the need for further analysis of STS' customer base and logistics requirements. The failure to complete the restructuring or successfully integrate the STS divisions would have an adverse impact on the Company's ability to fully achieve the net cost savings indicated above. There can be no assurance that the Company will be able to complete the plan effectively or on a timely basis.

Changing Industry Environment

      The industrial distribution industry is undergoing significant change. Historically, industrial distributors have served as suppliers of industrial products and as extensions of manufacturers' sales forces, selling products through the distribution channels to original equipment manufacturers, retailers, end users and other customers. In recent years, both manufacturers and customers have been increasingly relying on industrial distributors such as the Company to reduce purchasing costs and provide a broad range of value-added services, including inventory management programs, integrated supply arrangements, electronic ordering capabilities, engineering design and technical support services. In addition, customers' desire to consolidate their supplier relationships has required industrial distributors to achieve purchasing efficiencies, expand their geographic coverage and increase product and service offerings through acquisitions of other distributors. These changes in the industrial distribution industry could cause the industry to become more competitive. There can be no assurance that the Company will be able to compete effectively in or adapt to the changing industry environment.

Risks Associated with Acquisitions

      An element of the Company's future growth strategy is to pursue selected acquisitions that either expand or complement its businesses in new or existing markets. However, there can be no assurance that the Company will be able to identify or acquire acceptable acquisition candidates on terms favorable to the Company and in a timely manner to the extent necessary to fulfill the Company's growth strategy. Future acquisitions may be financed through the issuance of Shares, which may be dilutive to the Company's stockholders, or through the incurrence of additional indebtedness. Furthermore, there can be no assurance that competition for acquisition candidates will not escalate, thereby increasing the costs of acquisitions. The process of integrating acquired businesses into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management's attention, and there can be no assurance that the Company will be able to successfully integrate acquired businesses into its operations. The failure to complete or successfully integrate prospective acquisitions may have an adverse impact on the Company's growth strategy.

Competition

      The distribution industry is highly competitive, with the principal methods of competition being price, quality of service, quality of products, product availability, credit terms and the provision of value-added services, such as engineering design, integrated supply and inventory management. The Company encounters competition from a large number of regional and local distributors and from several national distributors, some of which have greater financial resources than the Company and offer a greater variety of products.

Seasonality and Industry Cycles

      The Company has in the past experienced seasonal fluctuations in sales and operating results from quarter to quarter. Typically, the first calendar quarter is the weakest due to the effect of weather on construction activity which produces a slowdown of sales of material and equipment in the construction market. Fluctuations in the Company's quarterly operating results could result in significant volatility in, and otherwise adversely affect, the market price of the Common Stock.

      Some of the principal markets for the products and services offered by the Company are subject to cyclical fluctuations that generally affect demand for industrial, commercial and consumer durable goods. Cyclical fluctuations can affect a number of factors such as pricing, availability and demand for the Company's products, growth rates in the markets served by the Company's customers, the delivery and performance of vendors, and the availability of suitable acquisition candidates. Changes in general economic conditions could have a material adverse effect on the Company's business, results of operations and financial condition.

 Dependence on Information Systems; Year 2000 Issue

      The Company believes that its proprietary computer software programs are an integral part of its business and growth strategies. The Company depends on its information systems generally to process orders, to manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis, to maintain cost-effective operations and to provide superior service to its customers. There can be no assurance that the precautions which the Company has taken against certain events that could disrupt the operation of its information systems will prevent the occurrence of such a disruption. Any such disruption could have a material adverse effect on the Company's business and results of operations.

      The Company faces the "Year 2000" issue. The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year, resulting in incorrect calculations for the year 2000 and beyond. The Company's issues relate not only to its own systems being Year 2000 compliant, but also the systems of its suppliers and customers. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 issue will not pose significant operational problems for its computer systems as so modified or converted. However, if such modifications and conversions are not completed in a timely manner, or if the Company's suppliers and customers fail to address the problem, the Year 2000 issue could have a material adverse effect on the operations of the Company.

                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares. All of the proceeds from the sale of the Shares will be received by the Selling Stockholders.

                             SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Shares as of June __, 1998 by each of the Selling Stockholders. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to the Shares, except to the extent authority is shared by spouses under applicable law. The Shares that may be offered hereunder were distributed by Lehman Brothers Capital Partners I to its limited partners on June __, 1998.

      The information included below is based upon information provided by the Selling Stockholders. Because the Selling Stockholders may offer all, some or none of their Shares, no definitive estimate as to the number of shares thereof that will be held by the Selling Stockholders after such offering can be provided and the following table has been prepared on the assumption that all Shares offered under this Prospectus will be sold. See "Plan of Distribution." None of the Selling Stockholders beneficially own Shares representing 1% or more of the outstanding Shares.


                                                                                                         Common Stock to be
                                                                                                        Beneficially Owned As
                                              Common Stock                 Shares that May             of June __, 1998 If All
                                           Beneficially Owned                Be Offered                    Shares Offered
Name                                      As of June __, 1998                 Hereunder                  Hereunder Are Sold
-----------------------------------     ------------------------       -----------------------       ---------------------------
Mr. Robert C. Altemus                            6,002                          6,002                             -
Mr. Thomas J. Asher                              6,002                          6,002                             -
Mr. Douglas M. Baker                             6,002                          6,002                             -
Mr. Billie B. Beavers                            3,751                          3,751                             -
Mr. Gary A. Beller                               6,002                          6,002                             -
Mr. Robert M. Biggar                             6,002                          6,002                             -
Mr. Walter Blass                                 6,002                          6,002                             -
Mr. Peter G. Briggs                              3,001                          3,001                             -
Mr. James A. Carthaus                            3,001                          3,001                             -
Mr. Harry D. Cohen                               4,501                          4,501                             -
Mr. Garland Cupp                                 3,001                          3,001                             -
Mr. Richard J. Day                               3,751                          3,751                             -
Ms. Barbara S. Dixon                             6,002                          6,002                             -
Mr. Richard H. Donsky                            6,002                          6,002                             -
Mr. Roderick A. Dowling                          6,002                          6,002                             -
Mr. Alfred J. Fasulo                             2,250                          2,250                             -
Mr. Larry D. Fenwick                             1,500                          1,500                             -
Mr. Stephen H. Fields                            6,002                          6,002                             -
Mr. Francis L. Fraenkel                          6,002                          6,002                             -
Mr. Daniel Good                                 12,454                         12,454                             -
Mr. Bernard J. Hamilton                          4,501                          4,501                             -
Mr. Rudolph Hlavek                               1,500                          1,500                             -
Mr. William C. Jennings                          6,002                          6,002                             -
Mr. James A. Johnson                             6,002                          6,002                             -
Mr. Jeffrey B. Lane                              6,002                          6,002                             -
Mr. Jonathan S. Linen                            4,501                          4,501                             -
Mr. John F. McCann                               6,002                          6,002                             -
Mr. Heath B. McLendon                            6,002                          6,002                             -
Mr. James A. Mitchell                            1,500                          1,500                             -
Mr. William J. Nutt                              6,002                          6,002                             -
Mr. William J. Rex                               3,001                          3,001                             -
Mr. Roby Robinson, Jr.                           3,001                          3,001                             -
Mr. Michael A. Santangelo                        6,002                          6,002                             -

Mr. Robert A. Savage                             6,002                          6,002                             -
Mr. David Schoenthal                             6,002                          6,002                             -
Mr. Robert L. Setzer                             3,751                          3,751                             -
Mr. Charles B. Shelton, III                      6,002                          6,002                             -
Mr. Thomas K. Tracy                              6,002                          6,002                             -
Mr. Richard R. Weller                            2,250                          2,250                             -
Mr. Stanley F. Witkowski                         6,002                          6,002                             -
Mr. Gilbert F. Bach                              6,002                          6,002                             -
Mr. Richard C. Bain, Jr.                         6,002                          6,002                             -
Mr. Phillip Caldwell                             6,002                          6,002                             -
Mr. Stanley Ciemniecki                           6,002                          6,002                             -
Mr. Howard Clark, Jr.                            3,751                          3,751                             -
Mr. John Coghlan                                 3,001                          3,001                             -
Mr. Richard H. Darsky                            3,001                          3,001                             -
Mr. Mario D'Urso                                 6,002                          6,002                             -
Mr. Robert R. Edmiston                           6,002                          6,002                             -
Mr. Eliot M. Fried (1)                           6,002                          6,002                             -
Mr. Robert E. Genirs                             6,002                          6,002                             -
Mr. Roger H. Goodspeed                           6,002                          6,002                             -
Mr. Sheldon S. Gordon                            6,002                          6,002                             -
Mr. J. Tomilson Hill                             6,002                          6,002                             -
Mr. Arnold S. Hoffman (2)                        9,252                          6,002                           3,250
Mr. Jeffrey P. Hughes                            6,002                          6,002                             -
Mr. Michael C. Jackson                           6,002                          6,002                             -
Mr. Allan S. Kaplan                              6,002                          6,002                             -
Mr. Harvey M. Krueger                            6,002                          6,002                             -
Mr. John R. Laird                                1,500                          1,500                             -
Mr. Bruce R. Lakefield                           6,002                          6,002                             -
Mr. Jack H. Lehman, III                          6,002                          6,002                             -
Mr. Sherman R. Lewis, Jr.                        6,002                          6,002                             -
Mr. James H. Manges                              6,002                          6,002                             -
Mr. Roman Martinez, IV                           6,002                          6,002                             -
Mr. Robert Matza                                 2,250                          2,250                             -
Mr. John J. McDougall                            6,002                          6,002                             -
Mr. Edwin J. McGuinn, Jr.                        6,002                          6,002                             -
Mr. Robert B. Millard                            6,002                          6,002                             -
Mr. Charles P. Nastro                            6,002                          6,002                             -
Mr. Robert P. O'Toole                            6,002                          6,002                             -
Mr. Robert Radloff                               6,002                          6,002                             -
Mr. Thomas Robson                                6,002                          6,002                             -
Mr. Theodore Roosevelt, IV                       4,501                          4,501                             -
Mr. John N. Rozsman                              6,002                          6,002                             -
Mr. Gregory E. Sacco, Jr.                        6,002                          6,002                             -
Mr. Albin Salton                                 6,002                          6,002                             -
Mr. Mel A. Shaftel                               6,002                          6,002                             -
Mr. William A. Shutzer                           6,002                          6,002                             -
Mr. Allen Sinai                                  6,002                          6,002                             -
Mr. Stephen D. Slifer                            3,001                          3,001                             -
Mr. Peter J. Solomon                             6,002                          6,002                             -
Mr. Steven Spiegel                               3,001                          3,001                             -
Mr. James A. Stern                               6,002                          6,002                             -
Mr. Alan M. Sternlieb                            6,002                          6,002                             -

Mr. Jerry F. Stone, Jr.                          6,002                          6,002                             -
Ms. Mary C. Tanner                               6,002                          6,002                             -
Mr. Glenn R. Tilles                              3,001                          3,001                             -
Mr. Alan Washkowitz                              6,002                          6,002                             -
Mr. Steven B. Wolitzer                           6,002                          6,002                             -
Mr. Mark S. Green                                6,002                          6,002                             -
Mr. Frank L. Skillern, Jr.                       4,501                          4,501                             -
Mr. James M. Li                                  3,001                          3,001                             -
Mr. John S. Levy                                 6,002                          6,002                             -
Mr. Herman H. Weiss                              6,002                          6,002                             -
Mr. George W. Carmany, III                       2,250                          2,250                             -
Mr. John F. Maher                                6,002                          6,002                             -
Mr. Alan R. Batkin                               6,002                          6,002                             -
The Estate of Justus C. Martin, Jr.              6,002                          6,002                             -
Mario A. Monello                                 6,002                          6,002                             -

         (1) Mr. Fried served as a director of the Company from December 1994 to March 25, 1998.

         (2) Mr. Hoffman has served as a director of the Company from 1987 to date.

                             PLAN OF DISTRIBUTION

      The Shares offered hereby may be sold from time to time by the Selling Stockholders. Such sales may be effected by or for the account of the Selling Stockholders from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers, through or to broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares in amounts to be negotiated prior to sale. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

      The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      Upon the Company's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker or dealer for the sale of Shares pursuant to this Registration Statement through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer(s); (b) the number of Shares involved; (c) the price at which such Shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (e) where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

      The Shares are listed on the New York Stock Exchange under the symbol
"SDP."

      The Company is bearing all costs relating to the registration of the Shares. However, any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholder selling such Shares. In addition, the Selling Stockholders will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

      The validity of the issuance of the Shares offered by this Prospectus has been passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Donald A. Scott, a partner in Morgan, Lewis & Bockius LLP, is a director of the Company and the beneficial owner of 2,250 shares.

                                    EXPERTS

      The consolidated financial statements of SunSource Inc. and its subsidiaries, included in the report on Form 10-K of the Company for the fiscal year ended December 31, 1997 referred to above have been audited by Coopers & Lybrand LLP, independent accountants, as set forth in their report dated January 29, 1998, except for Note 22 as to which the date is February 5, 1998, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

      Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

==============================================================================

     No dealer, salesperson, or other individual has been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this Prospectus in connection with the offering covered by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than those specifically offered hereby in any jurisdiction to any persons to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to its date.








                              ------------------













                               TABLE OF CONTENTS
                                                                            Page

Available Information.........................................................2
Incorporation of Certain Documents by Reference...............................2
The Company...................................................................3
Risk Factors..................................................................4
Use of Proceeds...............................................................5
Selling Stockholders..........................................................6
Plan of Distribution..........................................................9
Legal Matters.................................................................9
Experts.......................................................................9






==============================================================================

==============================================================================





                                524,116 Shares


                                SUNSOURCE INC.


                                 Common Stock



                                 ------------
                                  PROSPECTUS
                                 ------------








                                 June __, 1998




==============================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

           The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with the offering described in this Registration Statement. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee.................................................$  4,417
Legal Fees and Expenses..............................................  20,000
Accounting Fees and Expenses.........................................   5,000
                                                                     --------
Total................................................................$ 29,417
                                                                     ========



Item 15.  Indemnification of Directors and Officers

      The Company's By-laws contain provisions permitted by the Delaware General Corporation Law (under which the Company is organized) that provide that directors and officers will be indemnified by the Company to the fullest extent permitted by law for all losses that may be incurred by them in connection with any action, suit or proceeding in which they may become involved by reason of their service as a director or officer of the Company. In addition, the company's Certificate of Incorporation contains provisions permitted by the Delaware General Corporation Law that limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty, and its By-laws provide for the advancement by the Company to directors and officers of expenses incurred by them in connection with a proceeding of a type to which the duty of indemnification applies. The Company maintains directors' and officer' liability insurance to insure its directors and officers against certain liabilities incurred in their capacity as such, including claims based on breaches of duty, negligence, error and other wrongful act. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 16.  Exhibits

      The following exhibits are filed as part of this Registration Statement:

Exhibit
Number                     Description
-------                    -----------
4          --              Rights Agreement between the Company and Registrar and Transfer Company
                           (incorporated by reference to Exhibit 10.5 of the Company's  Registration Statement on
                           Form S-4 (No. 333-19077))
5          --              Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
23.1       --              Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto)
23.2       --              Consent of Coopers & Lybrand L.L.P
24         --              Powers of Attorney (included as part of the signature page hereof)

Item 17.   Undertakings


           The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933.

                           (ii) To reflect in the Prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           Provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 21, 1998.



                           SUNSOURCE INC.



                           By:  /s/ Joseph M. Corvino
                                -------------------------------------
                                 Name:  Joseph M. Corvino
                                 Title: Vice President-Finance, Chief Financial
                                        Officer, Treasurer and Secretary


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby constitute and appoint Joseph M. Corvino and John J. Dabrowski, or either of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 of SunSource Inc. (and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act), relating to the offer and sale of its Common Shares and any and all amendments (including post-effective amendments) to the Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.


                 Signature                                      Title                                Date
                 ----------                                     -----                                ----
/s/ Donald T. Marshall                       Chairman and Chief Executive Officer                May 21, 1998
-----------------------------------          (Principal Executive Officer) and
Donald T. Marshall                           Director

/s/ Joseph M. Corvino                        Vice President-Finance, Chief Financial             May 21, 1998
-----------------------------------          Officer, Treasurer and Secretary
Joseph M. Corvino                            (Principal Financial Officer)

/s/ John J. Dabrowski                        Controller (Principal Accounting                    May 21, 1998
-----------------------------------          Officer)
John J. Dabrowski

/s/ O. Gordon Brewer, Jr.                    Director                                            May 21, 1998
--------------------------
O. Gordon Brewer, Jr.

/s/ Norman V. Edmonson                       Director                                            May 21, 1998
----------------------
Norman V. Edmonson

/s/ Arnold S. Hoffman                        Director                                            May 21, 1998
---------------------
Arnold S. Hoffman

/s/ Robert E. Keith, Jr.                     Director                                            May 21, 1998
------------------------
Robert E. Keith, Jr.

/s/ John P. McDonnell                        Director                                            May 21, 1998
---------------------
John P. McDonnell

/s/ Donald A. Scott                          Director                                            May 21, 1998
-------------------
Donald A. Scott

                                 EXHIBIT INDEX


Exhibit
Number                    Description
------                    -----------
4        --      Rights Agreement between the Company and Registrar and Transfer Company (incorporated by reference to Exhibit 10.5 of the Company's Registration Statement on Form S-4 (No. 333-19077))
5        --      Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered
23.1     --      Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto)
23.2     --      Consent of Coopers & Lybrand L.L.P
24       --      Powers of Attorney (included as part of the signature page hereof)